EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the Post Effective Amendment No.1 to Form S-1 of China Renewable Energy Holdings, Inc. To be filed on or about May 7, 2009 of our report dated March 30, 2009 for the year ended December 31, 2008 relating to the consolidated financial statements of China Renewable Energy Holdings, Inc. which appear in such Post Effective Amendment No. 1 to Form S-1, and to the reference to our Firm under the caption "Experts" in the Prospectus.

De Leon & Company, P.A.
Certified Public Accountants

May 7, 2009